UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2019
 RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 295-4513
Not Applicable
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value $1.00 per share	RNR	New York Stock Exchange, Inc.
Series C 6.08% Preference Shares, Par Value $1.00 per share	RNR PRC	New York Stock Exchange, Inc.
Series E 5.375% Preference Shares, Par Value $1.00 per share	RNR PRE	New York Stock Exchange, Inc.
Depositary Shares, each representing a 1/1,000th interest in a Series F 5.750% Preference Share, Par Value $1.00 per share	RNR PRF	New York Stock Exchange, Inc.

Item 1.01    Entry into a Material Definitive Agreement.
Effective as of June 21, 2019, RenaissanceRe Holdings Ltd. (the “Company”) and certain of its affiliates, Renaissance Reinsurance Ltd. (“RRL”), Renaissance Reinsurance U.S. Inc. (“RRUSI”), DaVinci Reinsurance Ltd. (“DaVinci”) and RenaissanceRe Europe AG (“RREAG”) (such affiliates, collectively, the “Applicants”) entered into an Amended and Restated Standby Letter of Credit Agreement (the “A&R LC Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”). The A&R LC Agreement provides for an uncommitted facility under which letters of credit may be issued from time to time for the respective accounts of the Applicants.
The A&R LC Agreement amends and restates the Standby Letter of Credit Agreement, dated as of December 23, 2014 (as amended, the “Prior Agreement”). All letters of credit that were issued under the Prior Agreement and outstanding as of the effective date of the A&R LC Agreement are now deemed issued under, and are now governed by the terms and conditions of, the A&R LC Agreement.
Pursuant to the A&R LC Agreement, RREAG was added as a new Applicant. The obligations of the Applicants other than DaVinci under the A&R LC Agreement are guaranteed by the Company. The A&R LC Agreement provides the Applicants with the ability to request secured letter of credit issuances, and also includes an option for Applicants to request the issuance of up to $25 million of unsecured letters of credit (outstanding on such request date).
The A&R LC Agreement contains representations, warranties and covenants in respect of the Company and the Applicants that are customary for facilities of this type. Under the A&R LC Agreement, each Applicant is required to pledge eligible collateral having a value, determined as provided in the A&R LC Agreement, sufficient to cover all of its obligations under the A&R LC Agreement with respect to secured letters of credit issued for its account. In the case of an event of default under the A&R LC Agreement, Wells Fargo may exercise certain remedies, including conversion of collateral into cash.
The description of the A&R LC Agreement contained herein is qualified in its entirety by reference to the A&R LC Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Wells Fargo is also a party to the Second Amended and Restated Credit Agreement, dated as of November 9, 2018 (as amended), under which Wells Fargo and the other banks and financial institutions party thereto have provided the Company with a $500,000,000 revolving loan commitment (including capacity for letter of credit issuance under the terms set forth therein). In addition, Wells Fargo and/or certain of its affiliates have in the past provided, currently provide and/or may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company and its affiliates.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of the Registrant.
The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

10.1
Amended and Restated Standby Letter of Credit Agreement (the “A&R LC Agreement”), dated June 21, 2019, by and among Wells Fargo Bank, National Association. Renaissance Reinsurance Ltd., Renaissance Reinsurance U.S. Inc., DaVinci Reinsurance Ltd. and RenaissanceRe Europe AG.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Stephen H. Weinstein
June 24, 2019		Stephen H. Weinstein
Senior Vice President, Group General Counsel and Corporate Secretary